Exhibit 3.8

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 01:30 pm 01/09/2003

030017086 - 3612694

CERTIFICATE OF FORMATION
OF
POINTE WEST ONCOLOGY, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act, it is hereby certified that:

FIRST:                   The name of the limited liability company is Pointe West Oncology, LLC (the “Company”).

SECOND:             The registered office of the Company is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808, The name of its registered agent at that address is Corporation Service Company.

THIRD:                  The duration of the Company shall be perpetual.

FOURTH:              The Company shall indemnify and hold harmless each person who is or was a member or manager of the Company and the heirs, executors and administrators of such a person to the fullest extent permitted by the Limited Liability Company Act of the State of Delaware as the same may be amended and supplemented.

FIFTH:                   The Company is to be managed by managers and not by its members in their capacity as such.

SIXTH:                  The Company may carry on any lawful business or activity for which an Company may be organized under the Limited Liability Company Act of the State of Delaware.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Formation on this 9th day of January, 2003

/s/ Anne M. Stevenson
Anne M. Stevenson
Authorized Person